Exhibit 16.1

February 10, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Ault Incorporated’s Form 8-K dated February 10, 2004 and have the following comments:

1.	We agree with the statements made in the first sentence of the first paragraph, and all of the second, third, and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the fourth and fifth paragraphs.

Yours truly,

/s/   Deloitte & Touche, LLP
Deloitte & Touche, LLP
Minneapolis, Minnesota